Exhibit 12

411 East Wisconsin Avenue Suite 2040 Milwaukee, Wisconsin 53202-4497 414.277.5000 Fax 414.271.3552 www.quarles.com	Attorneys at Law in Milwaukee and Madison, Wisconsin Naples, Florida Phoenix and Tucson, Arizona Chicago, Illinois

June 12, 2009

Thrivent Technology Fund

625 Fourth Avenue South

Minneapolis, Minnesota 55415

Thrivent Large Cap Growth Fund

625 Fourth Avenue South

Minneapolis, Minnesota 55415

Re:	Agreement and Plan of Reorganization - Federal Income Tax Consequences

Ladies and Gentlemen:

We have acted as counsel to Thrivent Technology Fund (“Target Fund”) a series fund of Thrivent Mutual Funds (“Trust”), a Massachusetts business trust and Thrivent Large Cap Growth Fund, a series fund of the Trust (“Acquiring Fund”), in connection with the proposed transfer of substantially all of the assets of the Target Fund in exchange for Class A shares of beneficial interest and Institutional Class shares of beneficial interest of Acquiring Fund (“collectively “Acquiring Fund Shares”) and the assumption by Acquiring Fund of the Liabilities of Target Fund following which the Acquiring Fund Shares will be distributed to the Target Fund shareholders in liquidation of the Target Fund (the “Reorganization”). The transactions will occur pursuant to the Agreement and Plan of Reorganization (the “Agreement”), dated as of March 15, 2009, executed by Trust on behalf of the Target Fund and by the Trust on behalf of the Acquiring Fund. The Agreement is attached as Exhibit A to the Proxy Statement/Prospectus included in the Registration Statement on Form N-14 under the Securities Act of 1933 (the “Registration Statement”), as filed by Acquiring Fund with the Securities and Exchange Commission. This opinion is rendered pursuant to Sections 7F and 8E of the Agreement. Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Agreement.

The Target Fund is a series of Trust, which is registered under the Investment Company Act of 1940 (the “1940 Act”), as an open-end management investment company. Target Fund shares consist of Target Fund Class A shares of beneficial interest and Target Fund Institutional Class shares of beneficial interest and are redeemable at net asset value at each shareholder’s option. Target Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the “Code”). Acquiring Fund is also a series of Trust, which is registered under the 1940 Act as an open-end management investment company. When issued, Acquiring Fund Class A shares and Acquiring Fund

June 12, 2009

Institutional Class shares will be redeemable at net asset value at each shareholders option. Acquiring Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Code.

In the Reorganization and pursuant to the Agreement, Target Fund shareholders will exchange Target Fund Class A shares and Target Fund Institutional Class shares for Acquiring Fund Class A shares and Acquiring Fund Institutional Class shares, respectively.

In rendering our opinion, we have examined the Registration Statement and the Agreement and have, with your permission, relied upon, and assumed as correct (i) the factual information contained in the Registration Statement; (ii) the representations and covenants contained in the Agreement; (iii) the Acquiring Fund Tax Representation Certificate and the Target Fund Tax Representation Certificate; and (iv) such other materials as we have deemed necessary or appropriate as a basis for our opinion.

In examining the foregoing materials, we have assumed, with your permission the authenticity and accuracy of original documents and copies, the genuine and legal capacity of signatures and the proper execution of documents. We have also assumed that all parties to the Agreement and any other documents examined by us have acted, and will act, in accordance with the terms of such Agreement and documents, and that the Reorganization will be consummated pursuant to the terms and conditions set forth in the Agreement without waivers or modification of terms.

On the basis of the information, representations and covenants contained in the foregoing materials and assuming the Reorganization is consummated in the manner described in the Agreement and the Proxy Statement/Prospectus included in the Registration Statement, we are of the opinion that:

1.        The Reorganization will qualify as a “reorganization” (as defined in section 368(a) of the Code), and the Target Fund and Acquiring Fund will each be “a party to a reorganization” within the meaning of section 368(b) of the Code;

2.        Under Section 361 of the Code, Target Fund will recognize no gain or loss on the transfer of its assets to the Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Liabilities of the Target Fund or on the subsequent distribution of the Acquiring Fund Shares to the Target Fund shareholders in exchange for their Target Fund shares in liquidation of Target Fund pursuant to the Reorganization;

3.        Under Section 1032 of the Code, Acquiring Fund will recognize no gain or loss on its receipt of the Target Fund assets in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the Liabilities of Target Fund pursuant to the Reorganization;

4.        Under Section 362(b) of the Code, the tax basis of each asset acquired by Acquiring Fund pursuant to the Reorganization will be the same as the tax basis of such asset to the Target Fund immediately prior to the Reorganization, and under Section 1223(2) of the Code, the holding period of each asset in the hands of Acquiring Fund will include the period during which such asset was held by Target Fund;

June 12, 2009

5.        Under Section 354 of the Code, the Target Fund shareholders will recognize no gain or loss on the exchange of their Target Fund shares for Acquiring Fund Shares pursuant to the Reorganization;

6.        Under Section 358 of the Code, the aggregate tax basis of the Acquiring Fund Shares received by each Target Fund shareholder in the Reorganization will be the same as the aggregate tax basis of the Target Fund shares held by such shareholder immediately prior to the Reorganization, and under Section 1223(1) of the Code, the holding period of the Acquiring Fund Shares to be received by each such shareholder will include the period during which the Target Fund shares exchanged therefor were held by such shareholder (provided the Target Fund shares were held as capital assets on the Closing Date); and

7.        The Acquiring Fund will succeed to and take into account as of the Closing Date the items of the Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381(b) and (c), 382, 383 and 384 of the Code, and the applicable Treasury Regulations thereunder.

Notwithstanding subparagraph 2 or subparagraph 4, no opinion is expressed as to the effect of the Reorganization on the Acquired Fund or Target Fund or any shareholder with respect to any asset of the Target Fund as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year or on the termination thereof or upon the transfer of such asset without reference to whether such a termination or transfer would otherwise be a taxable transaction.

This opinion expresses our views only as to federal income tax laws in effect as of the date hereof, including the Code, applicable Treasury Regulations, published rulings and administrative practices of the Internal Revenue Service (the “Service”) and court decisions.

This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the Service or the courts. Furthermore, the legal authorities upon which we rely are subject to change either prospectively or retroactively. Any change in such authorities or any change in the facts or representations, or any past or future actions by Trust, the Target Fund, or the Acquiring Fund contrary to such representations might adversely affect the conclusions stated herein.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and further consent to the use of our name in the Proxy Statement/Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 as amended.

Very truly yours,

/s/ Quarles & Brady LLP

QUARLES & BRADY LLP